                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Maxtor Corporation on Form S-8 (File No. 333-08181) of our report dated February 3, 1998, except for Note 7 and 10 for which the date is April 9, 1998 which included an emphasis of a matter related to the Company's ultimate parent Hyundai Electronics Industries Co., Ltd., on our audits of the consolidated financial statements and schedule of Maxtor Corporation as of December 27, 1997 and December 28, 1996 and for the year ended December 27, 1997 and for the nine month period ended December 28, 1996, which reports are included in this Annual Report on Form 10-K.

                                             COOPERS & LYBRAND L.L.P.

San Jose, California
April 9, 1998